TRIMBLE NAVIGATION LIMITED
AMENDED AND RESTATED 2002 STOCK PLAN

GLOBAL STOCK OPTION AGREEMENT
OFFICERS & INTERNAL EXECUTIVE OFFICERS
Unless otherwise defined herein, the capitalized terms used in this Global Stock Option Agreement (Officers & Internal Executive Officers) shall have the same defined meanings as set forth in the Trimble Navigation Limited Amended and Restated 2002 Stock Plan (the “Plan”).
I.NOTICE OF STOCK OPTION GRANT
Name (Optionee): ____________________________

You have been granted an Option to purchase shares of the Common Stock of the Company, subject to the terms and conditions of the Plan and this Global Stock Option Agreement (Officers & Internal Executive Officers), including any special terms and conditions for your country in the appendix attached hereto (the “Appendix,” together with the Global Stock Option Agreement, the “Option Agreement”), as follows:
Date of Grant
Exercise Price per Share    US$
Total Number of Shares Granted
Total Exercise Price    US$

Type of Option	Incentive Stock Option
Nonstatutory Stock Option

(Officers)

Term/Expiration Date:
Vesting Schedule:
This Option shall be exercisable, in whole or in part, in accordance with the following schedule:
50% of the Shares subject to this Option shall vest two years after the vesting commencement date which has been communicated to you, and 1/48th of the Shares subject to this Option shall vest each month thereafter on the same day of the month as the vesting commencement date, such that 100% of the Shares subject to this Option shall vest four (4) years from the vesting commencement date, subject to the Optionee continuing to be a Service Provider on such dates, as further described in Part II, Paragraph H.13 below. Anything in the foregoing to the contrary notwithstanding, in the event that the Optionee ceases to be a Service Provider as a result of the Optionee’s death, this Option shall automatically vest and become immediately exercisable with respect to the number of Shares that would have vested had the Optionee continued as a Service Provider for an additional twenty-four (24) month period following the Optionee’s death.
Forfeiture
Except as provided above under the heading "Vesting Schedule," upon the date that the Optionee ceases to be a Service Provider for any reason, all unvested Options shall be forfeited. The date the Optionee ceases to be a Service Provider for purposes of the Option will be the date described in Part II, Paragraph H.13 below.
Post-Termination Exercise Period:
The vested portion of this Option may be exercised for twelve (12) months after the Optionee ceases to be a Service Provider (including the death or Disability of the Optionee). The date the Optionee ceases to be a Service Provider for purposes of this Option will be the date described in Part II, Paragraph H.13 below. Upon the death or Disability of the Optionee, this Option may be exercised for twelve (12) months after the Optionee ceases to be a Service Provider. In no event shall any portion of this Option be exercised later than the Term/Expiration Date as provided above.
II.OPTION AGREEMENT
A.Grant of Option.
The Administrator hereby grants to the person named in the Notice of Stock Option Grant (the “Notice of Grant”) attached as Part I of this Option Agreement (the “Optionee”) an Option to purchase the number of Shares, as set forth in the Notice of Grant, at the Exercise Price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference, and this Option Agreement. Subject to Section 15(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

B.Exercise of Option.
1.Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.
1.Method of Exercise. This Option is exercisable by (i) electronic exercise in accordance with an approved automated exercise program or (ii) delivery of an exercise notice, in the form designated by the Company from time to time (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of the Exercise Price and the Tax-Related Items (as defined in Paragraph F below).
C.Method of Payment.
Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee and to the extent permitted under Applicable Laws:
1.    cash (in U.S. dollars); or
2.    check (denominated in U.S. dollars); or
3.    consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or
4.    subject to the sole discretion of the Administrator, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.
D.Non-Transferability of Option.
This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
E.Term of Option.
This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.
F.Tax Obligations.

The Optionee acknowledges that, regardless of any action taken by the Company or, if different, the Optionee’s employer (the “Employer”), the ultimate liability for all income tax, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”) is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, without limitation, the grant, vesting or exercise of this Option, the issuance of Shares upon exercise of this Option, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Optionee is subject to Tax-Related Items in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withhiolding obligations with regard to Tax-Related Items by one or a combination of the following:
1.withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; or
2.withholding from proceeds of the sale of Exercised Shares acquired upon exercise, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization without further consent); or
3.withholding in Exercised Shares to be issued upon exercise of this Option.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Optionee is deemed, for tax purposes, to have been issued the full number of Exercised Shares, notwithstanding that some Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Optionee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan, which amount cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or the proceeds of the sale of Shares if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

G.Code Section 409A.
The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan, this Option Agreement or the Notice of Grant or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to ensure that this Option qualifies for exemption from, or complies with the requirements of, Section 409A of the Code; provided, however, that the Company makes no representation that the Option will be exempt from, or will comply with, Section 409A of the Code, and makes no undertakings to preclude Section 409A of the Code from applying to the Option or to ensure that it complies with Section 409A of the Code.
H.Nature of Option Grant.
In accepting this Option, the Optionee acknowledges, understands and agrees that:
1.the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
2.the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;
3.all decisions with respect to future stock option or other grants, if any, will be at the sole discretion of the Company;
4.this Option grant and the Optionee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary or Affiliate, and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate the Optionee’s Service Provider relationship at any time;
5.the Optionee’s participation in the Plan is voluntary;
6.unless otherwise agreed with the Company, this Option and the Optioned Stock, and the income and value of same, are not granted as consideration for, or in connection with the service the Optionee may provide as a director of a Subsidiary or Affiliate of the Company;
7.this Option and the Optioned Stock are not intended to replace any pension rights or compensation;
8.this Option and the Optioned Stock, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

9.the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with any certainty;
10.if the Optioned Stock does not increase in value, this Option will have no value;
11.if the Optionee exercises this Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease, even below the Exercise Price;
12.no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from termination of the Optionee’s relationship as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is engaged as a Service Provider or the terms of the Optionee's employment or service agreement, if any) and, in consideration of the grant of this Option to which the Optionee is not otherwise entitled, the Optionee irrevocably agrees never to institute any claim against the Company, the Employer or any Subsidiary or Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer, and any Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
13.for purposes of this Option, the Optionee’s relationship as a Service Provider will be considered terminated as of the date the Optionee is no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is engaged as a Service Provider or the terms of the Optionee’s employment or service agreement, if any); unless otherwise expressly provided in this Option Agreement or determined by the Company, (i) the Optionee’s right to vest in this Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the period during which the Optionee is considered a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is engaged as a Service Provider or the terms of the Optionee’s employment or service agreement, if any); and (ii) the period (if any) during which the Optionee may exercise this Option after the Optionee ceases to be a Service Provider will commence on the date the Optionee ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where the Optionee is engaged as a Service Provider or the terms of the Optionee’s employment or service agreement, if any; the Administrator shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of this Option (including whether the Optionee may still be considered to be actively providing services while on a leave of absence);
14.unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

15.neither the Company, the Employer nor any Subsidiary of Affiliate shall be liable for any foreign exchange rate fluctuation between the United States Dollar and the Optionee’s local currency (if different) that may affect the value of this Option or of any amounts due to the Optionee pursuant to the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.
I.No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Shares. Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
J.Compliance with Law.
Notwithstanding anything to the contrary contained herein, no Shares will be issued to the Optionee upon the exercise of this Option unless the Shares subject to the Option are then registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not so registered, the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Further, no Shares will be issued until completion of any other applicable registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of any applicable governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. By accepting this Option, the Optionee agrees not to sell any of the Shares received under this Option at a time when Applicable Laws or Company policies prohibit a sale.
K.Insider Trading Restrictions / Market Abuse Laws.
The Optionee acknowledges that, depending on his or her country of residence, the Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by the laws in the Optionee’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Optionee acknowledges that it is his or her responsibility to comply with any applicable restrictions and that the Optionee should speak to his or her personal legal advisor on this matter.
L.Data Privacy.
The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Option Agreement and any other Option materials (“Data”) by and among, as applicable, the Employer, the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.
The Optionee understands that the Company and the Employer may hold certain personal information about him or her, including, without limitation, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.
The Optionee understands that Data will be transferred to the Company’s designated broker/third party administrator for the Plan, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that, if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Optionee authorizes the Company, the Company’s broker and any other third parties which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that, if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or if the Optionee later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant the Optionee options or other equity awards or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.
M.Language.
If the Optionee has received this Option Agreement or any other documents related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.
N.Electronic Delivery and Participation.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
O.Severability.
The provisions of this Option Agreement (which includes the Appendix) are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
P.Appendix.
This Option shall be subject to any special terms and conditions for the Optionee’s country set forth in the Appendix. Moreover, if the Optionee relocates to one of the countries included in the Appendix, the special terms and conditions for such country shall apply to the Optionee, unless the Company determines that the application of such terms and conditions is not necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Option Agreement.
Q.Imposition of Other Requirements.
The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on this Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
R.Entire Agreement.
The Plan is incorporated herein by reference. The Plan and this Option Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.
S.Governing Law; Venue.
This Option and this Option Agreement are governed by the internal substantive laws, but not the choice of law rules, of the State of California, U.S.A.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option or this Option Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the State of California, U.S.A. and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, U.S.A., or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

T.Waiver.
The Optionee acknowledges that a waiver by the Company of breach of any provision of this Option Agreement shall not operate or be construed as a waiver of any other provision of this Option Agreement or of any subsequent breach by the Optionee or any other optionee.

BY THE OPTIONEE’S SIGNATURE AND THE SIGNATURE OF THE COMPANY’S REPRESENTATIVE BELOW OR BY THE OPTIONEE’S ACCEPTANCE OF THIS OPTION THROUGH THE COMPANY’S ONLINE ACCEPTANCE PROCEDURES, THE OPTIONEE AND THE COMPANY AGREE THAT THIS OPTION IS GRANTED UNDER AND GOVERNED BY THE TERMS AND CONDITIONS OF THE PLAN AND THIS OPTION AGREEMENT. THE OPTIONEE HAS REVIEWED THE PLAN AND THIS OPTION AGREEMENT IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS OPTION AGREEMENT AND FULLY UNDERSTANDS ALL PROVISIONS OF THE PLAN AND OPTION AGREEMENT. THE OPTIONEE HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS RELATING TO THE PLAN AND OPTION AGREEMENT. THE OPTIONEE FURTHER AGREES TO NOTIFY THE COMPANY UPON ANY CHANGE IN THE OPTIONEE’S RESIDENCE ADDRESS INDICATED BELOW.

OPTIONEE:	TRIMBLE NAVIGATION LIMITED:

Signature	By

Steven W. Berglund
Print Name	Print Name

President & CEO
Residence Address	Title

APPENDIX TO
TRIMBLE NAVIGATION LIMITED
AMENDED AND RESTATED 2002 STOCK PLAN
GLOBAL STOCK OPTION AGREEMENT
OFFICERS & INTERNAL EXECUTIVE OFFICERS

TERMS AND CONDITIONS

This Appendix, which is part of the Option Agreement, includes additional or different terms and conditions that govern this Option and that will apply to the Optionee if he or she is in one of the countries listed below. Unless otherwise defined herein, capitalized terms set forth in this Appendix shall have the meanings ascribed to them in the Plan or the Option Agreement, as applicable.

If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to the Optionee under these circumstances.

NOTIFICATIONS

This Appendix also includes information regarding securities, exchange control and certain other issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the Plan because such information may be outdated when he or she exercise this Option and/or sells any Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation. As a result, the Company is not in a position to assure the Optionee of any particular result. The Optionee therefore is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her particular situation.

Finally, if the Optionee is a citizen or resident of a country other than that in which the Optionee currently is working, is considered a resident of another country for local law purposes or transfers employment and/or residency to a different country after the Date of Grant, the information contained herein may not apply in the same manner to him or her.

UNITED STATES

TERMS AND CONDITIONS

Grant of Option. The following provision supplements Paragraph A of the Option Agreement:

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Section 422(d) of the Code, it shall be treated as a Nonstatutory Stock Option (“NSO”).

Exercise of Option. The following provision supplements Paragraph B of the Option Agreement:

ISO Exercise. Upon the exercise of an ISO, the Exercised Shares shall be credited to the Brokerage Account. “Brokerage Account” means the general securities brokerage account, or such other account or record determined appropriate by the Company, established and maintained for Exercised Shares that are issued pursuant to the exercise of an ISO with any entity selected by the Company, in its discretion, to assist in the administration of, and purchase of Exercised Shares issued pursuant to an ISO. An Optionee hereunder may elect at any time on a form acceptable to the Company to have all or part of the Exercised Shares credited to the Brokerage Account on his or her behalf sold at the Optionee’s expense and the cash paid to the Optionee. An Optionee who has Exercised Shares credited in the Brokerage Account may elect, at any time after two (2) years from the Date of Grant and one (1) year from the date of exercise corresponding to the Exercised Shares credited in the Brokerage Account and on a form acceptable to the Company, to have all or part of the Exercised Shares purchased on such date of exercise and credited to the Brokerage Account on his or her behalf transferred to the Optionee’s individual brokerage account established at the Optionee’s expense.

Tax Obligations. The following provision supplements Paragraph F of the Option Agreement:

Notice of Disqualifying Disposition of ISO Shares. If the Option granted to the Optionee herein is an ISO, and if the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before (1) two years after the Date of Grant, or (2) one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition.

Compliance with Law. The following provision supplements Paragraph J of the Option Agreement:

Assuming compliance with Applicable Laws, for income tax purposes, the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.